EXHIBIT 99.2

August 3, 2007

QUESTIONS & ANSWERS REGARDING THE FIRST BANK AGREEMENT

Today, Coast Financial Holdings, Inc., the parent company of Coast Bank (“Coast”)entered into a definitive agreement to be acquired by First Banks, Inc. of St. Louis, Missouri (“First Banks”). We realize you have questions regarding the impact of this acquisition. This process will take several months, and as we proceed toward closing of the transaction, we will have regular communications with all employees regarding our progress. In the meantime, we have compiled this Q&A:

Who is First Banks, Inc.? – Founded in 1906, First Banks, Inc., operating through First Bank, is one of the largest privately-held banking institutions in the nation. First Bank operates 197 offices throughout California, Illinois, Missouri and Texas. First Bank has assets exceeding $10.4 billion and approximately 3,000 employees.

Why is First Bank interested in acquiring Coast Bank? – The Coast Bank franchise has an attractive market presence, strong infrastructure and talented, professional bankers - building blocks on which First Banks can build a regional presence.

What does this agreement mean as it relates to the FDIC C&D Order? – At this time nothing. We have an agreement with First Bank, and the transaction will not be completed for several months. Coast Bank will continue to comply with the FDIC order and will work towards full compliance.

When banks are acquired, many times branches are closed or consolidated. Will First Banks close any branches? – We believe this is unlikely, as First Bank has a strong interest in establishing a market presence here. The Coast Bank branch network is a vital asset of the bank and we believe it will be retained by First Bank.

Will jobs be lost as a result? – Upon merger, First Bank will complete an organizational structure for Coast Bank and the Florida market. Their intention is to build on the Coast Bank employee base as the foundation of that organization. At this point in the planning, it is too early to determine impacts on individual departments or employees.

Will Coast Bank products be changed? – First Bank provides similar products to those offered by Coast Bank. First Bank also has a number of additional products and services that will benefit Coast customers. These include brokerage services, trust and wealth management. We will be offering these services to our customers in the future.

How will employee benefits be affected? – Our employee programs will most likely be standardized at some point. First Bank offers a full menu of employee benefits which will also be provided to Coast Bank employees upon merger.

Will First Bank bring in new management? – As part of the agreement, First Bank wants certain Senior Management to remain with the bank. First Bank is expected to add to our management team, particularly in areas where Coast Bank does not have specific expertise, such as commercial banking, trust and investment management. These are all decisions which will be made over time.

Is being acquired by First Bank good for Coast Bank? – Yes. We believe First Bank is a solid institution with an honorable reputation. First Bank has the structure and financial stability to help Coast Bank thrive. We believe being a part of the First Bank organization is the right move for our employees, our customers and our community.

More information regarding the acquisition by First Bank will be made available as we make our way through the process towards finalization. You can learn more about First Bank by visiting their internet site at www.firstbanks.com. After reading through their site, we believe you will agree that Coast Bank is partnering with a successful organization of high integrity and tradition.

In connection with the proposed transaction, Coast will promptly file with the Securities and Exchange Commission (the “Commission”) a Current Report on Form 8-K, which will include the merger agreement and related documents, and will also file with the Commission in the near future a proxy statement. STOCKHOLDERS OF COAST ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE COMMISSION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.. The proxy statement will be sent to stockholders of Coast in connection with the Coast’s solicitation of their adoption of the merger agreement between Coast and First Banks. Once filed, investors and stockholders will be able to obtain a free copy of that document and other documents filed by Coast with the Commission at the Commission’s website located at www.sec.gov. In addition, after it is filed, the proxy statement also will be available from Coast by contacting Coast Financial Holdings, Inc, 1301 - 6th Avenue, Suite 300, Bradenton, Florida 34205 Attention: Justin D. Locke, Secretary (941) 752-5900 or by visiting the CFHI website at www.coastbankflorida.com.. This Employee Q & A is neither a solicitation of a proxy, nor an offer to purchase nor a solicitation of an offer to sell shares of Coast.

Coast is not currently engaged in a solicitation of proxies of the security holders of Coast. However, once a solicitation commences, the directors, executive officers, and certain other members of management of Coast may be soliciting proxies in favor of the transaction from Coast’s stockholders. For information regarding about these directors, executive officers, and other members of management, please refer to Coast’s Annual Report on Form 10-K/A filed on May 1, 2007, which is available at Coast’s website and on the Commission’s website, and at the address provided in the preceding paragraph.

1301 Sixth Avenue, West, Bradenton, Florida 34205 • 941/752-5900 • www.coastfl.com